Exhibit 5.1

Pfizer Investment Enterprises Pte. Ltd.

c/o Pfizer Inc.

66 Hudson Boulevard East

New York, New York 10001

May 19, 2023

Ladies and Gentlemen:

Attorneys under my supervision and I have acted as counsel for Pfizer Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by Pfizer Investment Enterprises Pte. Ltd., a Singapore private limited company (the “Issuer”), of $3,000,000,000 aggregate principal amount of 4.650% Notes due 2025, $3,000,000,000 aggregate principal amount of 4.450% Notes due 2026, $4,000,000,000 aggregate principal amount of 4.450% Notes due 2028, $3,000,000,000 aggregate principal amount of 4.650% Notes due 2030, $5,000,000,000 aggregate principal amount of 4.750% Notes due 2033, $3,000,000,000 aggregate principal amount of 5.110% Notes due 2043, $6,000,000,000 aggregate principal amount of 5.300% Notes due 2053 and $4,000,000,000 aggregate principal amount of 5.340% Notes due 2063 (collectively, the “Notes”) of the Issuer, which are unconditionally guaranteed on a senior unsecured basis (the “Guarantee”) by the Company. The Notes and the Guarantee are collectively referred to herein as the “Debt Securities.” The Debt Securities will be issued pursuant to the Indenture, dated as of May 19, 2023 (the “Base Indenture”), among the Issuer, the Company and The Bank of New York Mellon, as trustee (the “Trustee”), the First Supplemental Indenture, dated as of May 19, 2023, among the Issuer, the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). On May 16, 2023, the Issuer entered into an Underwriting Agreement (the “Underwriting Agreement”), and related Pricing Agreement (the “Pricing Agreement”), with the Underwriters named in Schedule I of the Pricing Agreement, (the “Underwriters”), relating to the sale by the Issuer and the Company to the Underwriters of the Debt Securities. The Underwriting Agreement, the Pricing Agreement, the Indenture and the Note Certificates (as defined below) are referred to herein collectively as the “Transaction Agreements.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, attorneys under my supervision and/or I have examined and relied upon the following:

(i)    the registration statement on Form S-3ASR (File No. 333-253605) of the Company relating to the Debt Securities and other securities of the Issuer and the Company filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on May 15, 2023, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)    the prospectus, dated May 15, 2023 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)    the preliminary prospectus supplement, dated May 15, 2023 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the Debt Securities in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)    the prospectus supplement, dated May 16, 2023 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Debt Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v)    executed copies of the Underwriting Agreement and the Pricing Agreement;

(vi)    the global certificates evidencing the Notes (the “Note Certificates”) in the form delivered by the Issuer to the Trustee for authentication and delivery;

(vii)    an executed copy of the Base Indenture, including Article 15 thereof containing the guaranty obligations of the Company;

(viii)    an executed copy of the First Supplemental Indenture;

(ix)    an executed copy of a secretary’s certificate of Madelyn D. Purcell, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(x)    a copy of the Restated Certificate of Incorporation of the Company, dated December 14, 2020 (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of May 12, 2023 and certified pursuant to the Secretary’s Certificate;

(xi)    a copy of the By-laws of the Company (the “By-laws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(xii)    copies of certain resolutions of the Board of Directors of the Company and certain resolutions of the Securities Issuance Committee of the Company, each certified pursuant to the Secretary’s Certificate.

Attorneys under my supervision and/or I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and the Company and such agreements, certificates and receipts of public officials, certificates of other officers or other representatives of the Issuer and the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, attorneys under my supervision and I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that attorneys under my supervision and I did not independently establish or verify, we have relied upon statements and representations of other officers and representatives of the Issuer and the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and the laws of the State of New York, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:

1.

The Note Certificates, when duly authenticated by the Trustee and issued and delivered by the Issuer against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms under the laws of the State of New York.

2.

The Guarantee has been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Note Certificates are issued and delivered by the Issuer against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Guarantee will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)    the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    I do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, I have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    I do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or alerting any statute of limitations;

(e)    I do not express any opinion with respect to the enforceability of any provision of any Transaction Agreement to the extent that such section purports to bind the Company or the Issuer to the exclusive jurisdiction of any particular federal court or courts;

(f)    I call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, I call to your attention that I do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

(g)    I have assumed that the choice of New York law to govern the Indenture and any supplemental indenture thereto is a valid and legal provision;

(h)    I do not express any opinion with respect to the enforceability of Section 15.01(b) of the Indenture to the extent that such section provides that the obligations of the Company are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(i)     I call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which I express my opinion; and

(j)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions, I have assumed that, at all applicable times:

(a)    the Issuer (i) was duly formed and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of Singapore, and (iii) has complied and will comply with all aspects of the laws of Singapore in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements to which the Issuer is a party;

(b)    the Issuer had the applicable power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements to which the Issuer is a party;

(c)    each of the Transaction Agreements to which the Issuer is a party had been duly authorized, executed and delivered by all applicable action on the part of the Issuer;

(d)    neither the execution and delivery by the Issuer nor the Company of each of the Transaction Agreements to which such party is a party, nor the performance by the Issuer or the Company of their respective obligations under each of the Transaction Agreements: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Issuer or the Company or their respective property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Issuer or the Company or their respective property is subject, (iii) violates or will violate any law, rule or regulation to which the Issuer or the Company or their respective property is subject or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(e)    I have assumed that the Company has accepted appointment as agent to receive service of process and call to your attention that I do not express any opinion if and to the extent such agent shall resign such appointment. Further, I do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(f)    neither the execution and delivery by the Issuer or the Company of the Transaction Agreements to which the Issuer or the Company is a party nor the performance by the Issuer and the Company of their respective obligations thereunder, including the issuance and sale of the Debt Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(g)    I call to your attention that under Section 5-1402 of the New York General Obligations Law an action may be maintained by or against a foreign corporation, a non-resident or a foreign state only if the action or proceeding arises out of or relates to a contract, agreement or undertaking and accordingly I do not express any opinion to the extent any provision extends to any dispute not arising out of or relating to the contractual relationship, whether in tort, equity or otherwise; and

(h)    I do not express any opinion whether the execution or delivery of any Transaction Agreement by the Company or the Issuer or the performance by the Company or the Issuer of their respective obligations under any Transaction Agreement the Company or the Issuer is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or the Issuer or any of the Company’s subsidiaries.

I consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus supplement dated May 16, 2023 and filed with the Commission. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Margaret M. Madden, Esq.
Margaret M. Madden, Esq.
Senior Vice President and Corporate
Secretary, Chief Governance Counsel of Pfizer Inc.